Contacts:
Justin Renz	.
Senior Vice President, CFO
CombinatoRx, Incorporated
617-301-7575
JRenz@combinatorx.com

Gina Nugent
857-753-6562
gnugent@combinatorx.com

COMBINATORX RECEIVES MILESTONE PAYMENT FOR PREDNISPORIN ADVANCEMENT

-- Sanofi Aventis Division Advances CombinatoRx-Derived Ophthalmology Candidate --

CAMBRIDGE, Mass. – June 7, 2010 - CombinatoRx, Incorporated (NASDAQ: CRXX) today announced that it has received a milestone payment from Fovea Pharmaceuticals, a division of Sanofi Aventis, relating to Fovea’s initiation of Phase 2b clinical testing of PrednisporinTM (FOV1101) in subjects with persistent allergic conjunctivitis. Prednisporin™ is a CombinatoRx-derived combination drug candidate that was exclusively licensed to Fovea by CombinatoRx.

In addition to this $500,000 milestone, CombinatoRx will be eligible to receive further development and regulatory based milestone payments for Prednisporin of up to approximately $40.0 million and if commercialized, tiered royalty payments of up to 12% of net sales.

“The advancement of Prednisporin into Phase 2b clinical development demonstrates another successful translation of the CombinatoRx combination High Throughput Screening (cHTS) platform from screening to human clinical development”, said Mark H.N. Corrigan, MD, President and CEO of CombinatoRx.

About CombinatoRx

CombinatoRx, Incorporated (CRXX) develops novel drug candidates with a focus on the treatment of pain and inflammation. The company applies its combination drug discovery capabilities and its selective ion-channel modulation platform to generate innovative therapeutics. To learn more about CombinatoRx, please visit www.combinatorx.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx, its collaboration and license agreement with Fovea Pharmaceuticals, the product candidate Prednisporin and its clinical potential, the CombinatoRx combination drug discovery technology, and its business plans. These forward-looking statements about future expectations, plans, objectives and prospects of CombinatoRx may be identified by words like "believe," "expect," "may," "will," "should," "seek," or “could” and similar expressions and involve significant risks, uncertainties and assumptions, including risks related to the clinical development, regulatory approval and potential commercialization of Prednisporin by Fovea or Sanofi-Aventis, the unproven nature of the CombinatoRx drug discovery technologies, and those other risks that can be found in the "Risk Factors" section of CombinatoRx's Annual Report on Form 10-K, on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

(c) 2010 CombinatoRx, Incorporated. All rights reserved.

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245 First Street, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com